U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2013

EMERITUS CORPORATION

(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices) (Zip Code)

(206) 298-2909

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

In connection with a previously announced secondary public offering of 7,973,600 shares of Emeritus Corporation (the “Company”) common stock, on March 12, 2013, the Company entered into an underwriting agreement (the “Underwriting Agreement”) between certain selling shareholders and Goldman, Sachs & Co. (the “Underwriter”). The Underwriting Agreement provides for, among other things, the purchase of an aggregate of 7,973,600 shares of the Company’s common stock from certain selling shareholders at a public offering price of $27.00 per share and the grant of an option to purchase an additional 1,196,040 shares of the Company’s common stock. On March 13, 2013, the Underwriter exercised its option.

On March 18, 2013, the Underwriter completed its purchase of 7,973,600 shares of the Company’s common stock from certain selling shareholders and the additional 1,196,040 shares of the Company’s common stock from the Company, which resulted in $31,324,287.60 in proceeds to the Company, after taking into account the underwriter’s discount. These proceeds will be used for general corporate purposes, which may include repayment of outstanding debt.

The Company’s common stock was offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File Nos. 333-187175), which was effective immediately upon filing with the Securities and Exchange Commission, as supplemented by a prospectus supplement dated March 12, 2013.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Underwriting Agreement by and among Emeritus Corporation, Goldman, Sachs & Co., and the selling shareholders party thereto.

99.2	Information relating to Item 14 - Other Expenses of Issuance and Distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 18, 2013		EMERITUS CORPORATION

	By:	/s/ Robert C. Bateman
Robert C. Bateman, Executive Vice President— Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Underwriting Agreement by and among Emeritus Corporation, Goldman, Sachs & Co., and the selling shareholders party thereto.

99.2	Information relating to Item 14 - Other Expenses of Issuance and Distribution.